Exhibit 99.1

PMV Pharmaceuticals Reports Fourth Quarter and Full Year 2020 Financial Results and Corporate Highlights

•	Initiated Phase 1/2 study of PC14586, a first-in-class precision oncology investigational therapy in patients with advanced solid tumors that have a p53 Y220C mutation
•	PC14586 granted Fast Track designation by the U.S. FDA
•	Appointed Deepika Jalota, Pharm. D. to Chief Regulatory and Quality Officer
•	Expanded Scientific Advisory Board with appointment of Guillermina (Gigi) Lozano, Ph.D.

CRANBURY, NJ, March 3, 2021 (GLOBE NEWSWIRE) – PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutants, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided corporate highlights.

“2020 was a transformative year for PMV Pharma, marked by our entry into the clinic, a strengthened management team and successful completion of our Nasdaq initial public offering,” said David Mack, Ph.D., President and Chief Executive Officer. “The treatment of the first patient with PC14586, our tumor agnostic small molecule targeting the p53 Y220C mutant, was an important step forward in precision oncology. Our strong leadership and balance sheet position us to further advance our discovery pipeline of small molecule, tumor-agnostic precision medicine products that specifically target p53 mutants.”

Corporate Highlights:

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Initiated Phase 1/2 study of PC14586 in patients with advanced solid tumors that have a p53 Y220C mutation. The Phase 1/2 study will enroll up to 130 patients with a p53 Y220C mutation as determined by next generation sequencing. Phase 1 dose escalation will assess the safety, tolerability, pharmacokinetics, and preliminary anti-tumor activity of PC14586. Phase 2 will assess the overall response rate and duration of response at the PC14586 dose identified in Phase 1.
For information on the Phase 1/2 trial, please visit www.clinicaltrials.gov (NCT study identifier NCT04585750).

•	In October, the FDA granted PMV Pharma Fast Track designation to PC14586 for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation.
•

Appointment of Deepika Jalota, Pharm. D. to Chief Regulatory and Quality Officer, who joined PMV Pharma in June 2019 as Senior Vice President, Head of Regulatory Affairs and Quality Assurance. Dr. Jalota will continue to lead global regulatory strategy and execution as well as the quality assurance function.

Dr. Jalota is a strategic regulatory leader with more than 20 years of regulatory affairs and drug development experience in oncology and other therapeutic areas. Prior to joining PMV Pharma, she served as Vice President, Global Regulatory Strategy, Oncology at Bayer HealthCare Pharmaceuticals where she was responsible for driving the development of global regulatory strategies for multiple early and late-stage oncology projects, including Xofigo®, Vitrakvi[i]® and Nubeqa®.

•	Expanded Scientific Advisory Board with the appointment of p53 pioneer Dr. Guillermina (Gigi) Lozano, Professor and Chair, Department of Genetics, MD Anderson Cancer Center.

Fourth Quarter 2020 Financial Results

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PMV Pharma ended the fourth quarter with $361.4 million in cash, cash equivalents, and marketable securities, compared to $101.5 million as of December 31, 2019. Net cash used in operations was $32.7 million for the twelve months ended December 31, 2020 compared to $22.1 million for the twelve months ended December 31, 2019.

•	Net loss for the year ended December 31, 2020 was $34.4 million compared to $25.4 million for the year ended December 31, 2019.
•

Research and development (R&D) expenses were $23.9 million for the year ended December 31, 2020 compared to $20.8 million for the year ended December 31, 2019. The increase in R&D expenses was primarily related to increased headcount and clinical expenses related to advancing research on PC14586, the Company’s lead drug candidate.

•

General and administrative (G&A) expenses were $11.0 million for the year ended December 31, 2020, compared to $5.9 million for the year ended December 31, 2019. The increase in G&A expenses was primarily due to expanding the infrastructure necessary for operating as a public company.

About p53

p53 plays a pivotal role in preventing abnormal cells from becoming a tumor by inducing programmed cell death. Mutant p53 takes on oncogenic properties that endow cancer cells with a growth advantage and resistance to anti-cancer therapy.  The p53 Y220C mutation is associated with many cancers, including but not limited to breast, non-small cell lung cancer, colorectal, pancreatic, and ovarian cancers.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice created by the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor suppressing function. PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutants. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus.  PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding the success of its current clinical trial for PC14586; the future plans or expectations for the Company’s discovery platform; and the period over which the Company estimates its existing cash and cash equivalents will be sufficient to fund its current operating plan. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Consolidated Balance Sheet Data

(unaudited, in thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$361,422	$73,278
Short-term marketable securities	—	28,208
Prepaid expenses and other current assets	3,339	607
Total current assets	364,761	102,093
Property and equipment, net	569	739
Other assets	201	201
Total assets	$365,531	$103,033
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,607	$2,837
Accrued expenses	4,803	1,686
Total current liabilities	6,410	4,523
Other liabilities	—	51
Total liabilities	6,410	4,574
Convertible preferred stock	—	168,933
Stockholders’ deficit:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	469,001	4,969
Accumulated deficit	(109,880)	(75,440)
Accumulated other comprehensive loss	—	(3)
Total stockholders’ equity (deficit)	359,121	(70,474)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$365,531	$103,033

PMV Pharmaceuticals, Inc.

Statements of Operations and Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating Expenses:
Research and development	$23,933	$20,759
General and administrative	11,009	5,878
Total operating expenses	34,942	26,637
Loss from operations	(34,942)	(26,637)
Other income (expense):
Interest income, net	651	1,301
Other expense	(143)	(8)
Total other income (expense)	508	1,293
Loss before provision for income taxes	(34,434)	(25,344)
Provision for income taxes	6	8
Net loss	(34,440)	(25,352)
Unrealized gains on marketable securities, net of tax	3	10
Comprehensive loss	$(34,437)	$(25,342)
Net loss per share—basic and diluted	$(2.40)	$(8.35)
Weighted-average common shares outstanding	14,364,475	3,035,142

Contact

For Investors & Media:

Winston Kung
Chief Financial Officer
investors@pmvpharma.com